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                                                                   EXHIBIT 10.8

                          ADVERTISING AGENCY AGREEMENT

THIS AGREEMENT is made effective October 1, 2001 between Endeavor Pharmaceuticals, Inc., a Delaware corporation, with Headquarters located at 127 Racine Drive, Suite 202, Wilmington, NC 28403 and with the Sales and Marketing Office located at 8 Campus Drive, Third Floor East, Parsippany, NJ 07054 (hereinafter referred to as "Company") and Accel Healthcare Communications, LLC., a Delaware limited liability company with a place of business at 30 Irving Place, New York, NY 10003 (hereinafter referred to as "Agency").

         WHEREAS, Company is interested in retaining the services of an advertising agency for advertising and promotional activities for CE10 (conjugated estrogens) with brand name to be determined (hereinafter referred to as the "Product"); and

         WHEREAS, Company and Agency have executed a CONFIDENTIAL DISCLOSURE AGREEMENT dated July 23, 2001 (the "CONFIDENTIAL DISCLOSURE AGREEMENT"); and

         WHEREAS, Agency has represented to Company that it possesses all requisite skills, knowledge, experience and technical capabilities to perform these services for Company;

         NOW, THEREFORE, and in consideration of the mutual promises and covenants hereinafter set forth, Company and Agency agree as follows:

1.       AGENCY SERVICES

         Company appoints Agency to serve as Company's advertising agency on a non-exclusive basis in the United States with respect to such Product and such services as Company may designate in accordance with a mutually agreed upon Scope of Work. Agency agrees that it will not accept other clients or work on other products where such work would create a conflict of interest with Company's Product without the prior written approval of Company. The Scope of Work for 2001-2002 is attached to this Agreement as Schedule A and made part hereof. Company may from time-to-time revise the Scope of Work for reallocation of hours from anticipated projects to others and, such revised Scope of Work shall govern thereafter. In addition to the tasks outlined in the Scope of Work, Agency's duties shall include upon Company's request but not be limited to:

         1.1 Assigning and obtaining Company approval of a highly professional integrated team to provide services as requested in the Scope of Work. The team must represent all Agency services and departments, and one person, whose identity must be approved by Company, must be


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                  designated as sole head of that team: Charlene Prounis,
                  Managing Partner. Agency shall also designate key leaders to be the main contact for certain Agency functions. The composition of the team will comply with the specifications of the staffing plan, attached to this Agreement as Schedule B.

         1.2 Ensuring the team assigned to Company understands the assigned Product, services and offerings, the category/industry within which Company operates, and the key customer categories where the assigned Product will be marketed.

         1.3 Providing monthly and quarterly reporting to Company on all work performed in hours spent on Company business in a mutually agreed upon format. Monthly reports will include: monthly hours by project and by employee, with year-to-date totals and variances from estimated hours.

         1.4 Analyzing present and potential marketing and advertising opportunities and providing Company with verbal and/or written (as requested) point-of-view on such.

         1.5 Analyzing and reviewing market research to provide Company with timely counsel and a verbal and/or written (as requested) point-of-view on implications and recommended actions.

         1.6 Providing Company with input for pre-launch and launch marketing plans, which put forward reasonable proposals for reaching Company objectives.

         1.7 Preparing all recommendations, materials and other elements as may be necessary to present ideas to Company or as may be used in the execution of ideas into finished communications.

         1.8 Supervising production of communications materials when requested.

         1.9 Advising Company of the availability of all media that can be appropriately used in promoting the Company Product and services.

         1.10 Rendering all services necessary for the proper and efficient use of all media in accordance with industry standards.

         1.11 Negotiating and arranging for the contracting for all talent including residuals. All such contracts with talent shall reflect the independent contractor status of the talent and shall provide that Company will not be responsible for taxes or benefits of any kind on behalf of the talent.


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         1.12     Except as set forth herein or otherwise agreed by the parties, negotiating, arranging and contracting for all photography, models, special effects, etc., as required within the Scope of Work for the production of communications materials whether broadcast or other.

         1.13 Conducting research on and analyzing competitive spending and messages when requested by the Company.

         1.14 Providing reviews and assessing implications of significant industry trends, such as direct response advertising and evolving FDA regulations when requested by the Company.

         1.15 Attending strategy and other meetings and performing research as requested by Company.

         1.16 Providing comprehensive project management and reporting for all Agency departments, which can be used to plan and track all programs and projects.

         1.17 Providing other services as requested by Company and agreed to by Agency with appropriate adjustments in the Scope of Work and personnel assigned to the Product, if necessary.

         1.18 Coordinating and cooperating as necessary with other agencies or vendors retained by Company for the Product.

2.       GENERAL TERMS

         2.1 The parties recognize that this is a non-exclusive agreement and during the term hereof, Agency may act as an advertising agency for other pharmaceutical or chemical manufacturers provided that Agency's services for/with such other companies will not create, in the judgment of Company, a conflict of interest (including, but not limited to, products related to menopause including vasomotor symptoms, vaginal-vulvar atrophy, osteoporosis, female sexual dysfunction, androgen insufficiency, rapid wasting syndrome). Agency agrees that it, including subsidiary companies, will not provide the services contemplated herein for any product or service, which is competitive with the Product, without specific written approval from Company. Additionally, no individual performing services under this Agreement shall perform similar services for any product or service, which is competitive with the Product for any affiliate of Agency, without specific written approval from Company. It is also understood that Company may engage advertising agencies for the Product other than Agency.


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         2.2      Agency agrees to devote its reasonable best efforts to
                  Company's interests and to attempt in every way to make Company's programs successful; Company agrees to aid Agency in so doing by making available to Agency needed information and materials pertaining to Company's Product and to cooperate with Agency in expediting its work on Company's behalf.

         2.3 Agency shall in no event place any advertisements of Company in any advertising medium without first submitting the text and designs therefor to Company and obtaining Company's written approval. Agency agrees to comply with reasonable requests of Company to deliver proposed pieces with sufficient time for internal review.

                  Before incurring liability on Company's behalf for any item of space or time in an advertising medium, or for artwork, mechanical arts, printed matter, services or expenditures within the scope of this Agreement, Agency shall obtain the Company's prior written approval.

                  Agency shall be entitled to rely and act upon authorization given by the members of the Company marketing team assigned to work on the Product who are designated by Company in writing as being empowered to give such instruction, approval, or authorization as attached hereto and incorporated herein Schedule C, as amended.

         2.4 Agency shall use its reasonable best efforts to guard against any loss to Company through failure of media or suppliers to properly execute their commitments; but Agency shall not be held responsible for any failure on the part of said media or suppliers, unless such failure is due to or caused by the negligence of Agency. However, when media or suppliers fail to properly execute their commitments, Agency shall not settle any disputes regarding such deficient performance without the Company's prior written approval of the form and substance of such settlement. Company shall be a third party beneficiary to such agreement and shall have the right to seek recourse against said media or supplier and Agency hereby agrees to subrogate its rights thereto, except where agreements existing on the effective date of this Agreement prohibit the subrogation of Agency's rights, at Company's request.

         2.5 Agency represents and warrants that performance of the services required under this Agreement does not violate any agreements or relationships existing between Agency and any persons by whom Agency may otherwise be employed or with whom Agency may have contractual arrangements.


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         2.6      Agency represents and warrants that all material supplied to
                  Company or used on behalf of Company pursuant to this Agreement shall either (i) not infringe the copyright of any third party, or (ii) be licensed at net cost to Company under a third party copyright. Company shall have the right, in its discretion, to examine copies of releases obtained by Agency. Agency further represents and warrants that Company shall be free to use such material under this Agreement without interference by or claims of third parties, subject to any limitations on usage contained in the aforesaid releases, licenses or other documentation and brought to the attention of Company in writing prior to Company incurring any costs related thereto.

                  In addition, in the event that the work carried out by Agency in connection with this Agreement may utilize the names or likenesses of independent third parties, Company shall not, in such instance, be obligated for any additional consideration or payment to such individuals, except where Agency has obtained Company's prior approval to incur such additional consideration or payment obligation, and Agency hereby covenants and warrants that use of such names or likenesses shall be legally and properly arranged.

         2.7 All documents or other materials supplied to Agency by Company and/or prepared by Agency for Company under this Agreement ("Work Product") shall be property of Company and shall be delivered to Company at any time upon Company's request, or no later than the termination of this Agreement, provided Agency has been timely paid for the Work Product to be delivered. Agency hereby transfers and assigns to Company any copyright in such Work Product, including all of the exclusive rights comprised in such copyright, whether published or unpublished except for any proprietary products and software the Agency developed, such as STAGES and e-visor, in which case the Agency shall grant the Company a fully-paid non-exclusive world-wide license in such products and software if they are incorporated into any of the Company's Work Product to the extent required to use such Work Product. Agency shall ensure and hereby covenants that all individuals working on such Work Product have assigned to Agency their rights to such Work Product. Agency agrees to execute any documents necessary to assign to Company Agency's full copyright interest in the Work Product either solely or jointly with others for Company pursuant to this Agreement. Also, it is clearly understood that no restrictions will be placed on Agency by third parties with respect to any Work Product without the prior written consent of Company.

         2.8 Agency shall not disclose the terms of this Agreement. This Agreement does not entitle Agency to use the Company's name or trademarks of Company, in any way, without prior written authorization.


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         2.9      The parties agree that the CONFIDENTIAL DISCLOSURE AGREEMENT between the parties executed on July 23, 2001 (set forth in Schedule F) is hereby incorporated by reference into this Agreement, except that the term of said CONFIDENTIAL DISCLOSURE AGREEMENT shall continue for seven years past the termination of this Agreement. Agency agrees that all information (oral, written or computerized), report, instrument, document or paper generated or developed for Company or provided to Agency by or on behalf of Company, including the terms of this Agreement, shall be considered a trade secret, proprietary and confidential information of the Company as defined in the CONFIDENTIAL DISCLOSURE AGREEMENT (the "Confidential Information").

                  Agency agrees (i) to use the Confidential Information only in connection with its performance of this Agreement; (ii) to disclose the Confidential Information only to those employees who need to know such Confidential Information because they are assisting in the performance of the services hereunder; and (iii) will not disclose Confidential Information to any third-party without the prior written consent of Company, and prior to such approved disclosure shall require such third parties to execute a confidentiality agreement protecting Confidential Information in a form approved by Company.

         2.10 Agency understands and agrees that, for purposes of this Agreement, Agency and any employee(s) or other individual(s) designated by Agency to perform services under this Agreement ("staff members") are acting in the capacity of independent contractors. Agency is responsible for staffing the project and providing any and all compensation and/or benefits to its staff members. Company is not responsible for withholding, and shall not withhold, taxes of any kind from any payments it owes to Agency unless required by law. Agency agrees to comply with all laws related to withholding and payment of payroll taxes related to individuals providing services hereunder. Neither Agency nor any of its staff members has authority to represent or act on behalf of Company without Company's prior written consent. Further, as independent contractors, neither Agency nor any of its staff members is eligible to participate in, nor are they eligible for coverage under, any of Company's benefit plans, programs, employment policies or procedures or workers' compensation insurance. In consideration of Company agreeing to use Agency's services hereunder, Company will be released from any liability arising from Company's failure to provide such plans, programs, policies, procedures and workers' compensation insurance. Agency shall defend and indemnify Company for any and all claims, losses, injuries or damages that may be asserted against Company as an alleged employer


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                  with respect to any Agency employee or third party vendor
                  employee providing services in connection with this Agreement.

         2.11 Any contract or other agreement that Agency enters into with any third party for purpose of implementing this Agreement (hereinafter "Agency Contract") will be solely between Agency and such other third party. Agency has no authority to bind Company. Each such Agency Contract (i) shall contain terms, conditions and covenants that are substantially similar to this Agreement, including, but not limited to, obligations of confidentiality, assignment of copyrights and inventions (as set forth in Sections 2.7, 2.9 and 2.12, respectively), and
                  (ii) shall expressly provide that such Agency Contract neither creates a third party beneficiary relationship between Company and such third party, nor vests any right of action to such third party against Company. Agency remains responsible for the performance of third parties under Agency Contracts. Agency shall defend and indemnify Company for any and all claims, injuries or damages of any kind that occur in connection with any Agency Contract and/or the performance thereunder, and Company will not be liable in any manner in connection with claims of any nature. In the event that this Agreement is terminated and Company wishes to retain another agency to perform the services defined in Section 1 above, Agency shall, at the request of Company, assign to Company or its designee any such Agency Contract(s). Accordingly, each Agency Contract shall contain a clause permitting Agency to assign the contract to Company.

         2.12 All information, inventions, discoveries, patent rights, trademarks and copyrights which result from any services performed by Agency pursuant to this Agreement ("Inventions"), will be the exclusive property of Company. Agency shall promptly disclose in writing to Company each such Invention and provide to Company all information known to Agency reasonably relating to such Invention. Agency agrees to sign all necessary documents or take such other actions as Company may reasonably request in order to perfect and enforce any and all of its rights in such Inventions. In particular, Agency shall assign to Company all of Agency's right, title and interest in and to each such Invention. All costs and expenses for perfecting and enforcing its rights in such Inventions shall be born by Company.

3.       AGENCY COMPENSATION

         3.1 Company shall pay Agency professional fees at a blended rate of $130 per hour for work performed by Agency at the request of Company, consistent with the Scope of Work, as revised. This fee shall be paid in monthly payments of $85,861.00, (the "Pro Rata Monthly Fee") with a


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                  quarterly adjustment based upon the quarterly reconciliation described below. In addition, Company shall reimburse Agency for direct out-of-pocket expenses incurred by Agency consistent with Sections 4 and 5 hereof.

         3.2 Before commencing work on any given project, Agency will provide a creative work plan/project description prior to the initiation of new projects for Company approval. Agency shall also submit to Company a cost estimate, including estimated hours necessary for completion, and out-of-pocket expenses, and shall obtain the prior written approval of Company to proceed in accordance with Schedule C. Agency shall not exceed the estimate by 10% for any project without prior written approval by Company.

         3.3 At the beginning of each calendar month, Agency shall submit an invoice to Company for the Pro Rata Monthly Fee. Payment for all invoices is due within thirty (30) days of receipt of original invoice by Company, unless agreed otherwise by both parties. Company will not pay for any services invoiced, or identified in a quarterly reconciliation, more than three (3) months after such services were performed unless prior written notification is provided to Company. The Agency shall reconcile the hours billed by Agency for each calendar quarter to the Pro Rata Monthly Fee and report on the status of the project(s). Agency will provide such quarterly reconciliation, outlining the total hours worked compared to projected hours with the invoices for the last month in each calendar quarter. The variance will be addressed through a credit in dollars to the Company or as an addition in dollars to the Agency. Such credit or addition shall be applied against or added to the next invoice for the Pro Rata Monthly Fee.

         3.4 The total amount to be paid by Company for services rendered during the term of this Agreement and for expenses incurred consistent with Sections 4 and 5 shall not exceed $2,482,660.00 without the prior written consent of Company.

         3.5 Any purchase order issued by Company in connection with this Agreement shall be for payment purposes only, and shall not be deemed a contract document and its terms and conditions shall not apply.

4.       AGENCY REIMBURSEMENT

         4.1 Agency shall provide estimates of direct out of pocket expenses to Company for each project. Unless indicated otherwise in this Section 4, Agency shall invoice Company for direct out of pocket expenses as


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                  follows: (i) 20% of the project expenses as an advance upon approval and start of a project, (ii) an additional 40% of the project expenses as an advance at disk release or the midway point of the project, as agreed to by Company, and (iii) a final invoice upon the completion of the project presenting total actual project expenses, that are no greater than 10% of the original estimate, less any advance payments made by the Company

         4.2 Company shall reimburse Agency for reasonable direct expenses incurred under this Section and Section 5 within thirty (30) days of its receipt of an invoice, including adequate supporting documentation. Itemized expenses will be provided with the final invoice for a project. Such invoice will include only those expenses incurred pursuant to this Section and Section 5 of the Agreement, and shall be a separate invoice from that provided under Section 3. Invoices shall include receipts for all items in the amount of $25.00 or more, and such receipts shall be cross-referenced to the invoice or project.

         4.3 Agency shall take advantage of all payment discounts offered by vendors for the Company's projects. If the advance payments described in Section 4.1 above does not provide the Agency with adequate working capital to take advantage of interim payment discounts offered by vendors or make other advance payments required by vendors, Agency shall request an additional advance payment from Company in order to take advantage of such payment discounts or make other advance payments required by vendors. Company shall be entitled to a credit for any potential payment discounts not taken by Agency, unless Company had instructed Agency in writing not to take advantage of such payment discounts, to the extent such potential discounts individually are equal to or greater than $1,000.

         4.4 Agency shall submit all media and other invoices in adequate time for Company to review such invoices and obtain volume and cash discounts associated with the final invoice for a project. Agency will indicate discount payment terms on invoices to Company. Agency will follow a billing format that is satisfactory to Company. Invoices must be provided to Company no more than 120 days after the date the applicable payment is earned unless prior written approval for delayed billing is authorized by Company. Notwithstanding the foregoing, Agency must provide to Company no later than the first week in December an itemized list of any and all expenses incurred or to be incurred hereunder prior to year end, but not yet billed to Company, in order to obtain reimbursement for such expenses in the following calendar year.

         4.5 Agency shall not share directly or indirectly in the profits of any third party in connection with Agency services hereunder without the prior written consent of Company. Agency shall not "mark up" or take a commission


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                  for any product or service provided for Company, whether it be from a third party or a corporate affiliate. Company shall be entitled to a pro-rata share of any rebates received by Agency from any third parties.


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         4.6      Media

                  If Agency is directed to buy media space or time, costs will be billed to Company at net cost (without mark-up and less all discounts or rebates earned) as follows:

                  a. Radio, newspaper, television and outdoor and on-line time or space costs will be billed on an estimated basis before the month in which the advertising is to appear. Such invoices will be accompanied by corresponding media schedules.

                  b. Consumer and trade magazine space will be billed during the month prior to the month in which the advertising is to appear. Such invoices will be accompanied by corresponding media schedules.

                  c. Agency will adjust the estimated media costs to actual cost and refund any overpayment to Company or bill for additional charges within sixty (60) days of receipt of invoices from publishers and stations.

                  d. Agency or its designee will inspect and check tear sheets for all print insertions on behalf of Company and maintain a record that each ad has been verified. Publications (newspapers, magazine, trade papers, etc.) containing Company's advertising will be retained in Agency's files for one year after publication, for Company's inspection.

                  e. Affidavits from audio and television stations will also be retained in Agency's files for one year after the date of the program for Company's inspection.

         4.7      Production

                  a. Agency will commence work upon receipt of an approved estimate for production costs for marketing communications.

                  b. Television, audio-visual and videotape production costs will be invoiced to Company as follows: (i) One-third (1/3) of total estimated cost when estimate and contract have been agreed upon by Company, (ii) an additional one-third (1/3) of total estimated cost when filming and or taping is completed, and (iii) the remaining balance of total actual cost when a work print or edited tape of commercial is approved by Company.


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                  c.       Upon receipt of supplier invoices, Agency will submit
                           final adjustment billing as necessary, but in no case later than sixty (60) days after a work print or edited tape of commercial is approved by Company.

         4.8      Materials and Services

                  Postage incurred in shipping, mechanical art, copy and layout will be charged at cost to Company. Postage costs incurred by Agency for direct mail will be paid to Agency prior to each mail date. Company shall not be liable for any portion of overhead costs and/or subscriptions incurred by Agency in the normal course of business, such as, but not limited to, charges associated with basic telephone service and equipment leases.

         4.9 Agency shall exert its reasonable best efforts to obtain for Company the most favorable rates and terms for all items charged to Company, shall obtain multiple bids from third parties for such items, and shall comply with all existing Company guidelines for soliciting bids from third parties for such items. Agency will also consult with Company to determine if there are approved vendors for certain categories of services, and if such approved vendors exist, will utilize Company approved vendors.

5.       REIMBURSEMENT OF TRAVEL AND ENTERTAINMENT COSTS

         Agency shall submit copies of all hotel bills and other reimbursable expenses along with the associated charges and receipts. Invoices for all reimbursable expenses shall list the dates, company, persons visited and business purpose for the expense. Receipts for expenses are required for all single expenditures of $25.00 or more. If Agency personnel conduct work on behalf of another client during travel related to a specific Company project, the number of hours billed to Company for such travel shall be reduced by the number of hours spent performing work on such other client's behalf. In the event travel and/or lodging is related to both a specific Company project and the business of another client, the cost of such travel, lodging and related expenses shall be pro-rated.

         5.1 Travel. Agency will bear the cost, without charge to Company, of all normal travel expenses (out-of-pocket) of Agency personnel engaged in regular activities, including travel between Agency's offices and Company offices in New Jersey. With the exception of the foregoing, Company will reimburse Agency for the actual cost of travel expenses incurred by Agency personnel when traveling at Company's request or working on tight deadlines necessitating late nights (after 8 pm) which require Agency


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                  to provide safe transportation within the Agency's policy
                  (Taxi service within NYC or to nearest suburban train station).

         5.2 Airline Travel. Air travel, when requested by Company, will be reimbursed by the Company. All air travel must be directly related to a specific Company project. Agency shall utilize the lowest available coach class airfare. The ticket stub or e-ticket receipt and boarding pass must be presented with the billing invoice.

         5.3 Taxi, bus, rail or car rental. Taxi, bus, rail and car rental expenses along with associated receipts for tolls and parking will be reimbursed by the Company. Reimbursement for car rentals will be made upon presentation of a car rental agreement/receipt. Car rentals must be contracted at the lowest available rate and in the compact/subcompact category where possible, unless special requirements dictate otherwise, in which case prior Company approval is required.

         5.4 Lodging. Agency should use reasonable discretion in regards to hotel selection and hotel rates. Agency shall only invoice hotel expenses that are directly related to the work performed under this Agreement.

         5.5 Meals and Entertainment. Working meals with Company employees during normal business hours will be reimbursed by Company. Billing should include names of all attendees and the subject matter discussed. Meals with Company employees during non-business hours will not be reimbursed. All other entertainment expenses such as theater tickets etc. are non-reimbursable, unless authorized in writing by a Vice President of Company.

         5.6 Travel Time. The Company will be charged for travel time at the lower of actual time spent traveling or five hours per day when airline or long-distance (Amtrak) train is used or two hours per day when car or local transportation is used, unless prior written approval by Company is obtained by Agency.

         5.7 All reimbursement for travel costs will be governed by Schedule E Company Corporate TRAVEL GUIDELINES.

6.       CHANGES OR SUSPENSION OF WORK

         6.1 Company may, during progress of any work hereunder, by written or oral order to Agency, require additions, modifications, suspension or termination of such assigned work. However, any such oral orders shall


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                  be confirmed in writing as soon as reasonably possible by
                  Agency or Company.

         6.2 Company reserves the right, in its sole discretion, to modify, reject, cancel or stop any and all projects, plans, schedules or work in progress. Company will make every effort to provide Agency with reasonable notice for substantial increases or reductions in assigned work. In such event, Agency shall immediately take all necessary action to execute Company's instructions. Provided Agency proceeds in full accordance with Company's instructions, Company will assume liability and make payment for all non-cancelable commitments and will pay Agency for charges incurred for canceled or changed work up to the date of notice of cancellation or change. The provisions of this Section shall not be construed as committing either party to breach any lawful contractual commitments to media.

7.       ADDITIONAL CHARGES FOR UNSCHEDULED SERVICES

         There will be no compensation under this Agreement for (i) preparation of any estimates or (ii) work done in connection therewith, in the event Agency prepares a bid or proposal for Company regardless of whether Agency's bid or proposal is accepted by Company.

8.       TEMPORARY/FREE-LANCE HELP

         8.1 If administrative personnel are hired through a temporary employment service, they are employees of the employment service. As such, their costs should be a direct out of pocket expense charged to the Company without markup.

         8.2 Professional Free-lancers and independent contractors who are hired by the Agency will track and report their hours in accordance with this Section 3 of this agreement and have their hours included and accounted for in the quarterly fee reconciliation. Such independent contractors will not be charged as an additional out-of-pocket expense.

9.       TERM AND TERMINATION

         9.1 This Agreement is effective as of October 1, 2001, and shall continue through December 31, 2002 unless terminated by Company, with or without cause, upon the giving of sixty (60) days written notice to Agency.


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

         9.2 Upon receipt of the termination notice (the "Notice Date"), Agency, at the request of and as specified by Company, shall cancel all cancelable contracts and commitments entered into by Agency on behalf of Company during the term of this Agreement. As of the termination date, Agency shall assign to Company or its designated agents non-cancelable contracts and work in progress previously approved by Company. With respect to such contracts and work in progress, Company shall make all payments to which Agency is entitled under this Agreement through the termination date.

         9.3      After the Notice Date, Company will pay Agency the lesser of
                  (i) two Pro Rata Monthly Fee payments or (ii) the difference between the amount specified in Section 3.4 and the total of all invoices charged or chargeable to the Company through the Notice Date. Agency shall perform only those services and incur only those expenses and charges that are specifically requested by Company or required under this Agreement, after the Notice Date. All reconciliation's required under this Agreement will apply to periods through the Notice Date and no such reconciliation's will be required for periods after the Notice Date.

         9.4 In the event there is any credit due to Company hereunder, Agency shall promptly reimburse Company for such credit within thirty (30) days of the termination date.

         9.5 Following the termination of this Agreement, to the extent that either Agency or Company has ownership rights, Agency shall transfer to Company in the format prescribed by Company, and Company shall be entitled to use, without further obligation, all plans, ideas, sketches, copy, layouts, commercial material, films, and the like submitted to Company by Agency. Agency shall also promptly return all Company property and documents in its possession.

         9.6 The obligations of the parties contained in Sections 2.4, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 9.4, 9.5, 10.1, 12, 16.4, and
                  16.5 hereof shall survive any expiration or termination of this Agreement.

10.      INDEMNIFICATION AND INSURANCE

         10.1 Agency agrees to indemnify Company for, and to hold Company harmless from, any damage claims, including attorneys' fees and costs of suit, asserted against Company resulting from (i) any breach by Agency of the representations and warranties contained in Sections 2.5 and 2.6 and/or (ii) the negligent or willful actions of Agency, which affect the rights or property of any third party, including, but not limited to, claims involving copyright infringement, false or misleading statements, violations of personal rights of privacy, misappropriation of ideas or rights, and literary piracy or plagiarism. Agency, prior to the settlement of any such claims at its own expense, agrees to obtain Company's prior written approval of such settlement, which shall not be unreasonably withheld.

         10.2 Company agrees to similarly indemnify and hold Agency harmless with respect to, any advertising or promotion materials and commercial data or material relating to the Company or Product, including claims about the Product, furnished to Agency by the Company specifically for inclusion or to be incorporated into any advertisements or marketing or promotional materials produced by Agency, as a result of which claims or suits involving deceptive advertising, unfair competition or product disparagement are made against Agency. Company further agrees to indemnify and hold Agency harmless with respect to claims related to the use or consumption of Company's products in market testing or general public usage.

         10.3 Notwithstanding any other provisions of this Agreement, Agency shall procure and obtain during any term of this Agreement insurance in a form and with a carrier satisfactory to Company as follows:

                  (a) Worker's Compensation including Occupational Disease and Employer's Liability Insurance covering all of Agency's employees engaged in the performance of this Agreement.

                  (b) Commercial General Liability including personal injury and broad form contractual coverages. The Limit of Liability should be not less than $10,000,000 combined single limits. The Certificate of Insurance shall provide that Company is an additional insured, and shall also provide that Company is to be notified of a cancellation or material change in the coverage afforded not less than thirty (30) days prior to such cancellation or change.

                  (c) Advertising Agency Professional Liability Insurance in an amount of not less than $10,000,000. The Certificate of Insurance shall provide that Company is an additional insured, and shall also provide that Company is to be notified of a cancellation or material change in the coverage afforded not less than thirty (30) days prior to such cancellation or change.

                  (d) Certificates of the above insurance must be filed with Company by Agency within ten (10) days after execution of this Agreement.

                           Certificates shall provide at least thirty (30) days prior notice of cancellation or non-renewal of coverage.

11.      AUTHORIZED PERSONNEL

         Agency may rely on authorized employees per Schedule C or agents designated in writing by Company to approve with signature or initials any media placement, advertising copy, graphic, product, marketing programs and any activity necessary for completion of any project assigned to Agency.

12.      AUDIT AND ACCOUNTING

         12.1     Company's Right to Review Agency's Books

                  During the term of this Agreement and one year thereafter, Company or an audit firm engaged by Company shall have the right upon ten (10) business days notice, to review Agency's books, records, systems, processes and accounting practices as they pertain to services rendered to Company. Agency shall maintain complete records including individual time-keeping cards, the cost of all materials and services purchased and work subcontracted to other parties, requests for proposal and bids. Such records shall be maintained under good internal control practices, in accordance with GAAP and in such a manner as may be readily audited. Such records, including all supporting documents, shall be available at Agency's premises.

         12.2     Changes in the Agency's Cost Accounting

                  Agency will not change its cost accounting system, policies or practices during the term of this Agreement unless ninety (90) days written notice is provided to Company. Such notice should describe in adequate detail the nature of changes proposed and the impact, if any, to Company. The Company will not be invoiced or charged in any way for added costs resulting from any change in Agency's cost accounting system without Company's prior written approval.

13.      ASSIGNMENT

         This Agreement may be assigned by Company as part of the sale of substantially all of its business, or may be assigned by Company to a company controlled by it, or controlling it, or under common control with it. Agency agrees that if this Agreement is assigned to any such company, all the terms and conditions of this Agreement shall remain between such other company and itself with the same force and effect as if said Agreement had been with such other company in the first instance. This Agreement is deemed personal to Agency, and Agency shall therefore have no right or authority to assign this Agreement or any portion thereof or otherwise delegate its performance under this Agreement.

14.      NOTICES

         Any formal notices permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery if delivered, or on the date of receipt, if mailed by registered mail, postage prepaid, at the respective addresses below or at such other address as either party hereto may designate by notice pursuant hereto.

         All notices forwarded to Company shall be sent as follows:

                  Ms. Kathleen Milligan,
                  Vice President, Marketing
                  Endeavor Pharmaceuticals, Inc.
                  8 Campus Drive, 3rd Floor
                  Parsippany, NJ 07054
                  Telephone (973) 683-0070
                  Facsimile (973) 683-0075

          With a copy to:

                  Mr. Stephen F. Rizzo
                  Vice President and Chief Financial Officer.
                  Endeavor Pharmaceuticals, Inc.
                  Racine Drive, Suite 202
                  Wilmington, NC 28403
                  Telephone (910) 790-9811
                  Facsimile (910) 790-9041

         All notices forwarded to Agency shall be sent to:

                  Ms. Charlene Prounis
                  Managing Partner
                  Accel Healthcare Communications
                  30 Irving Place
                  New York, NY 10003
                  Telephone (646) 602-6904
                  Facsimile (646) 602-6901

15.      COMPANY BUSINESS PRACTICES

         Agency recognizes that it is Company's policy to comply with all applicable laws, regulations, permits and consent orders and to act in a proper and ethical manner. Accordingly, in connection with the services provided hereunder for

         Company, Agency agrees to comply with all applicable laws, regulations, permits and consent orders. The Company may terminate this Agreement immediately, without penalty or payment contemplated by Section 9.3, in the event that Agency breaches the terms of this Section.

16.      MISCELLANEOUS PROVISIONS

         16.1 The waiver of any breach of this Agreement by either party shall not constitute a waiver as to any future breach. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, oral or written, between Agency and Company. This Agreement and any Schedules attached hereto may not be modified or changed except in writing signed by both parties. In the event of any inconsistency between the Agreement and any attachment hereto, the terms of the Agreement shall prevail.

         16.2 Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, terrorist attacks, fires, earthquakes, floods or storms. A party claiming a right to excused performance under this Section shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.

         16.3 In the event of the merger of Agency into or with any other entity, or the acquisition of Agency or its assets by any entity, or the insolvency or bankruptcy, or the reorganization or recapitalization which results in a change in the controlling parties of Agency, or its making a general assignment for the benefit of creditors, this Agreement may be terminated forthwith in whole or in part in the sole and absolute discretion of Company without liability or payment contemplated by Section 9.3 attaching to Company as a result thereof.

         16.4 This Agreement shall be governed by the laws of the State of North Carolina as if made in and to be performed in North Carolina, without regard to its choice of law principles.

         16.5 Agency agrees that Company and any of Company's affiliated companies or assignees may use any of the materials produced under this Agreement by Agency.

         16.6 The Section headings of this Agreement are merely for the convenience of the parties and are not to be construed as modifying or changing the obligations or conditions expressed in this Agreement.

         16.7     Debarment.

                  (a) Agency hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b). In the event that during the term of this Agreement Agency
                           (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Agency agrees to immediately notify Company. Agency also agrees that in the event that it becomes debarred it shall immediately cease all activities relating to this Agreement.

                  (b) In the event that Agency becomes debarred, this Agreement shall automatically terminate, without any further action or notice by either party. In the event that Company receives notice from Agency or otherwise becomes aware that (i) a debarment action has been brought against Agency; or (ii) Agency has been threatened with a debarment action, then Company shall have the right to terminate this Agreement immediately without further liability, including any payment contemplated by Section 9.3, to Company.

                  (c) Agency hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec. 335a(a) or (b). In the event that Agency becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to Agency which directly or indirectly relate to the activities under this Agreement, Agency shall notify Company immediately. Upon the receipt of such notice by Company or if Company otherwise becomes aware of such debarment or threatened debarment, Company shall have the right to terminate this Agreement immediately without further liability, including any payment contemplated by Section 9.3, to Company.

                     (This space intentionally left blank.)

         IN WITNESS WHEREOF, the parties by their duly authorized representatives have caused this Agreement to be executed as of the respective date written above.

Accel Healthcare Communications, LLC.       Endeavor Pharmaceuticals, Inc.



By:                                         By:
   ---------------------------------           ---------------------------------

Name:                                       R. Forrest Waldon
     -------------------------------

Title:                                      President and Chief Executive
      ------------------------------        Officer

                                   SCHEDULE A

                              AGENCY SCOPE OF WORK



EXHIBIT 1 provides 2002 detail and Agreement totals

EXHIBIT 2 provides 2001 detail

                          ADVERTISING AGENCY AGREEMENT
                            SCHEDULE A -- EXHIBIT 1
                             Scope of Work -- 2002

                                                                       FEE                               PRINTING AND
PROJECT                                                   HOURS    (HRS X $130)    OOPS     ADDITIONAL    PRODUCTION    OTHER COSTS
Strategic Planning/General (50 hours/month)                600       $ 78,000     $ 12,000                 $    --       $     --
DDMAC Material Preparation                                 200         26,000       20,000
Enjuvia Logo Development                                   200         26,000       20,000
Enjuvia Message Development                                200         26,000        5,000
Media Planning and Maintenance                             250         32,500        3,000
General and Administration (25 hours/month)                300         39,000        6,000
Travel and Expenses                                                                 25,000

CONCEPT DEVELOPMENT

Positioning/Creative Development                           400         52,000       50,000      25,000
Market Research Concept Testing                            300         39,000       20,000
Package Insert                                              50          6,500        5,000

JOURNAL AD

Launch Ad + Brief Summary                                  225         29,250       25,000

CORPORATE PROMOTION                                                        --

Creative Development                                       150         19,500       45,000      29,750
Corporate Panel                                            150         19,500       22,000      10,000       1,500
Corporate Brochure (100,000)                               175         22,750       25,000      10,000      45,000

DIRECT SELLING MATERIAL                                                    --

Sales Aid (2500)                                           450         58,500       45,000
File Card (30,000)                                         200         26,000       20,000
Annotated Sales Aid (1000)                                 200         26,000       10,000
Patient Brochure (500,000)                                 200         26,000       45,000      15,000
Patient Brochure on Menopause (1,000,000)                  200         26,000       30,000      10,000
Dosing Card (30,000)                                       150         19,500        7,500
Reprint Carriers x 2 (60,000)                              300         39,000       15,000
Waiting Room Display (30,000)                              200         26,000       15,000
PharmAlert (solo mailing)                                  100         13,000       10,000       5,000
Telephone Message Pads (100,000)                            50          6,500        5,000
Wholesaler Stocking Package                                150         19,500       20,000       7,500
Pharmacy Sell Sheet (100,000)                              100         13,000       10,000
Product Monograph (30,000)                                 400         52,000       45,000      15,000
Sample Closet Shelf Talker                                 225         29,250       20,000
Claims Support Document                                    100         13,000        5,000
Sample Packet Design                                       200         26,000       15,000      10,000
Trade Label                                                100         13,000        5,000

Formulary Kit (10,000)                                     300         39,000       40,000      20,000      12,000
Strategy Development                                       100         13,000        5,000

DIRECT-TO-PATIENT

Concept Development                                        300         39,000       50,000      30,000
Market Research (preparation and attendance)               150         19,500       20,000       5,000
Direct Mail or Pharmacy Package                            235         30,550       20,000

DIRECT MAIL

Mediscripts                                                 75          9,750        5,000
Announcement Mailer Med/Pharm Alert (2)
(1 solo; 1 co-op)                                          150         19,500        8,000                 80,000

OPPORTUNISTIC SPENDING (PRODUCT AND PROGRAM OUTCOMES)      500         65,000      250,000

    NEW PROGRAMS (TBD)                                     707         91,910
                                                           ----------------------------------------------------------------------
TOTAL 2002 BUDGET                                         9042    $ 1,175,460  $ 1,003,500   $ 192,250   $ 138,500       $    --
TOTAL 2001 BUDGET (EXHIBIT 1)                              865        112,450       52,750
                                                                  ------------------------------------------------
GRAND TOTALS                                              9907    $ 1,287,910  $ 1,056,250   $ 192,250   $ 138,500
                                                                  ===========                =====================
PRINTING AND PRODUCTION TOTAL                                                  $   138,500
                                                                               -----------
SUM OF OOPS/PRINTING/PRODUCTION                                                $ 1,194,750
                                                                               ===========

TOTAL FEES                                                        $ 1,287,910
TOTAL OPPS/PRINTING/PRODUCTION                                      1,194,750
                                                                  -----------
SUM OF FEES AND OOPS/PRINTING/PRODUCTION                          $ 2,482,660
                                                                  ===========

Note: OOP grand total for '02 is $1,056,250 which is inclusive of the additional $192,250

                                      21-1

                          ADVERTISING AGENCY AGREEMENT
                             SCHEDULE A - EXHIBIT 2
                              Scope of Work - 2001

                                                                                                      PRINTING
                                                   PROJECTED     FEE       DEVELOPMENT                   AND           OTHER
PROJECT                                              HOURS   (HRS X $130)     OOPS       ADDITIONAL   PRODUCTION       COSTS
                                                                                                                     ITEM  AMOUNT
Strategic Planning/General (50 hours/month)           150    $   19,500    $       --    $       --    $       --    $       --
Name Development                                       25         3,250            --
General and Administration (25 hours/month)            75         9,750           500
Travel and Expenses                                    --                      25,000
Landscape Research (preparation and attendance)       125        16,250
Brand Research (preparation and attendance)           200        26,000           500
CORPORATE PROMOTION                                                  --
Internal Message Discovery                             10         1,300            --
Competitive Messages                                   25         3,250           250
Questionnaire/Summary/Brand Workshop (2)               50         6,500         1,500
Market Research (preparation and attendance) (2)       80        10,400         5,000
Positioning/Tag lines/Message Development              50         6,500            --
Logo Development                                       75         9,750        20,000        10,000
                                                      ---------------------------------------------------------------------------
TOTAL BUDGET                                          865    $  112,450    $   52,750    $   10,000    $       --    $       --
                                                      ===========================================================================


                                      21-2

                                   SCHEDULE B


                              AGENCY STAFFING PLAN



ACCEL STAFFING PLAN - 2001 AND 2002

                                                                              %
Partner, Advertising (Charlene Prounis)                                     25
Partner (James Pelletier, Co-Chief Creative Officer)                        25
Group Account Supervisor (Michael Banner)                                   70
Account Executive (TBD)                                                    100
Assistant Account Executive                                                 25
Creative Director, Art (Maria Casini)                                       25
Art Director (Adam Cohen)                                                  100
Copywriter (Sal Diana)                                                     100
Traffic/WP/Editorial/Support                                                70

                                                                         Hours
Total  hours = 5.4 FTE x 1,820 hours/employee                            9,907


Time charges for highly skilled creative artists are not contemplated above and will be invoiced to Company as out of pocket expenses. Agency shall provide an estimate of such expenses and obtain Company approval prior to incurring any such expenses.

100% of employee time is equal to 1,800 hours. This includes vacation, holidays, summer Fridays and training days.

                                   SCHEDULE C


                          COMPANY AUTHORIZED EMPLOYEES


FORREST WALDON, PRESIDENT & CEO

         -      Responsible for the strategic direction of the Company

         -      Will sign off on expenditures greater than $300,000.

KATHLEEN MILLIGAN, VICE PRESIDENT, MARKETING & SALES

         - Responsible for overseeing the strategic direction of the Company and its brands.

         -      Will sign off on Scope of Work.

         - Will sign off on selected creative work plans/project descriptions, media plans, marketing materials and estimates.

         -      Will sign off on expenditures up to $300.000.

LUCY HUTCHISON, SENIOR DIRECTOR, MARKETING

         - Responsible for strategic direction of the Company and its brands.

         - Responsible for overseeing day-to-day strategy and tactical execution of programs developed with Agency.

         -      Will sign off on Scope of Work.

         - Will sign off on creative work plans/project descriptions, media plans, marketing materials and estimates.

         -      Will sign off on expenditures up to $100,000.

DAVID TEMPLETON, PRODUCT DIRECTOR

         - Responsible for the day-to-day strategy and tactical execution of programs developed with Agency.

         -      Will act as primary "day-to-day" contact.

         - Will sign off on creative work plans/project descriptions, media plans, marketing materials and estimates.

         - Responsible for internal budget tracking of agency fees and OOPs.

         -      Will sign off on expenditures up to $10,000.


Any amendments to the Agreement, other than changes and adjustments to project scope that do not result in an overall increase in Company liability, will require the prior approval of either R. Forrest Waldon or Stephen F. Rizzo, Vice President and Chief Financial Officer.

                                   SCHEDULE D


                                    NOT USED

                                   SCHEDULE E

                       COMPANY CORPORATE TRAVEL GUIDELINES

Agency is responsible to ensure that each Agency Employee complies fully with this guideline. Although this guideline does mention Agency Employees, the purpose of this guideline is to determine how Company will reimburse Agency for its expenses.

I.       Responsibility and Enforcement

Company will not reimburse Agency Employees or even review individual expense reports, but rather only Agency invoices containing information on expenses incurred. Company may see supporting documentation if requested for any expenses it is being requested to reimburse.

The appropriate Company contact or their designees are responsible for reviewing invoices for accuracy, ensuring compliance with travel expenses and guidelines outlined in this agreement, and providing guidance regarding reasonable business expenditures.

The Company will reimburse Agency for all reasonable and necessary expenses, as more fully delineated in this agreement, while traveling or performing authorized Company business.

The Company will not reimburse expenses that are not in compliance with this agreement and travel guidelines, unless an exception authorization is obtained in advance in writing. (see Section V. Policy Deviations).

Agency Employees who do not comply with travel expenses outlined in this agreement may subject Agency invoices to delay or withholding of reimbursements. Any falsification or misrepresentation of names, events, amounts or other explanations, whether for personal gain or to deceive the person approving any expense report or for any other reason , is prohibited and considered a serious disciplinary offense which may subject the Agency to serious consequences, up to and including termination.

II.      Travel - Guidelines


         A.       Air and Rail Travel

         Agency Employees purchasing tickets for travel on business for the Company must purchase the most economical airline tickets or business class rail accommodations.

         The exchange of tickets at airline counters or at other travel agencies for cash or other personal gain is prohibited.


         B.       Lowest Airfare Definition

         Individuals should be booked using the lowest coach class airfares available and consistent with business needs. These fares are determined based on the following parameters.

                  -        specially negotiated fares;

                  -        nonrefundable fares when changes are not expected;
                           and

                  -        Saturday night stay over

         Full fare tickets may be issued for trips, which require frequent changes, however, approval by Company is required.

         An Agency Employee cannot decline an airline or hotel accommodation because of preferred frequent flyer programs or other incentives for the Agency Employee's benefit.

         C.       Domestic Travel

         Domestic travel is defined as travel to any of the 50 United States, Canada, Puerto Rico, or the Virgin Islands.

         All domestic air travel must be in coach class, except when medically restricted. Agency Employees should make every effort to book the most direct, economical carrier consistent with business needs.

         D.       International Travel

         International travel covers all travel other than that previously described as domestic.

         Any International travel must have prior written authorization from the Company Vice President of Sales & Marketing.

         E.       Flight Insurance

         Individual flight insurance is not reimbursable.

         F.       Denied Boarding Compensation

         Airlines occasionally offer free tickets or cash allowances to compensate individuals for delays or inconveniences due to overbooking, flight cancellations, or changes of equipment. Agency Employees must not volunteer for denied boarding compensation when on Company business and on Company time.

         G.       Lost Baggage

         The airlines have the ultimate responsibility for retrieving and compensating for lost baggage. Company will not reimburse Agency Employees for personal items lost while traveling on business. Company encourages the following steps to be taken to minimize losses:

         -        carry valuables on board the aircraft;

         - carry important or confidential documents on board the aircraft; and

         -        tag luggage with name, business address, and phone number

         Losses not covered by the airlines should be pursued with Agency insurance coverage or the Agency Employee's homeowner's or renter's insurance. Company has no responsibility or liability for loss items

         H.       Bonus Award Programs

         Agency Employees who participate in bonus award or frequent flyer programs may retain for personal credit any bonus awards they receive from business travel, as long as the Agency Employee's accommodations or reservations are made in accordance with this policy. Fees required for participation are not reimbursable as a business expense. Travelers cannot refuse an accommodation, airline carrier, or other authorized vendor because of the loss of bonus credits or program points.

III.     Reimbursement of Travel/Business Expenses

         In the course of business, certain expenses are incurred by the Agency Employees which can be categorized as reimbursable. The determination of reimbursable expenses relies partially on the tax deductibility of those expenses, as specified in the IRS regulations. Company also realizes that the nature and amount of travel and business related expenditures may vary with the objectives of each assignment and surrounding circumstances. Managers are responsible for clearly communicating the travel and reimbursement policy to all Agency Employees and how it is applied. The Agency is expected to be in full compliance with these policies and will be held accountable for unauthorized policy deviations.

         All travel and business expenses must be approved by Company before the expense is incurred.

         All expenses must be reported, supported and approved prior to reimbursement, and receipts covering such expenses must be included with Agency invoices.

         A.       Reimbursable expenses

                  The following business expenses are reimbursable:

                  1.       Travel expenses

                           a.       Air and Rail Travel

                                    All arrangements must be made at the lowest fare available. Ticket stubs or passenger receipts (in the case of electronic ticketing) and the itinerary are to be attached to the Agency Invoice.

                           b.       Limousine Service

                                    A receipt must be included from the driver, and this receipt, along with the itinerary must be attached to the Agency Invoice.

                           c.       Taxi and Airport Limo/Shuttle Service

                                    The cost of taxis, limos or shuttles to or from places of business, hotels, airports, or railroad stations is reimbursable. Agency Employees should use scheduled bus or shuttle services to and from airports or hotels, wherever possible.

                           d.       Vehicle Rental

                                    Vehicle rental expenses are reimbursable when the vehicle is rented for business use. Agency Employees should rent a compact car unless:

                                    -        there are two or more Agency
                                             Employees traveling together;

                                    -        they are escorting customers in the
                                             vehicle; and/or

                                    -        they need a large trunk to carry
                                             business material or exhibit items

                                    The deciding factors for renting a vehicle should be the location you are traveling to or from, and the availability of public transportation, not personal convenience or anticipated personal use.

                                    Agency Employees should adhere to Agency policies on whether or not to accept Collision Damage and Personal Accident Insurance for vehicles rented for domestic (or international) travel for business purposes. Company will not reimburse for collision damage and personal accident insurance or waivers or any other type of insurance or waivers associated with rental vehicles.

                                    Rental agreements and receipts must be
                                    retained and attached to Agency invoice.
                                    Vehicles should be fueled to capacity before returning the rental vehicle to the return station. Retain and submit all receipts for gas or oil purchases. If the vehicle is not fueled to capacity, an explanation as to why should be included.

                                    Express check out slips are not receipts, however they will be accepted if they are submitted with the original rental agreement.

                  2.       Lodging


                           Hotel expenses are reimbursable at a cost, which is
                  usual for the area being visited. A standard single room is normally acceptable, however, deluxe accommodations may be requested if the business need exists, (e.g., a suite if interviewing or local management meetings). Any such upgrades must be approved by Company in writing prior to booking.

                           A detailed hotel receipt must be attached to the
                  Agency invoice. The bill must be marked paid, show a zero balance, or be accompanied


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


                  by a charge card receipt. All categories of charges (e.g., room rate and tax, phone, room service) must be itemized separately on a daily basis.

                  3.       Meals, Entertainment, and Other Living Expenses

                           a.       Meals

                                    Personal meals are defined as meal expenses
                           incurred by the Agency Employee when dining alone as a result of a Company requested business trip or business function. Meals are reimbursed according to actual and reasonable cost. The cost of meals should include tips and taxes. Receipts must be submitted for any single expense of $25 or more. Charge card receipts are preferred. Restaurant stubs are not accepted. Meals must be itemized separately for breakfast, lunch and dinner.

                           b.       Business Meal Expenses

                                    Business meals are defined as those meals
                           during which a specific Company business discussion takes place. Agency will be reimbursed for business meal expenses according to actual and reasonable costs. Receipts are required for all business meals. The documentation for business meals must include the name(s) of the person(s) being entertained, their business affiliation and title, and the purpose of the business meeting.


                           c.       Documentation and IRS Requirements

                                    The IRS and Company require the following
                           documentation for meals and entertainment:

                           - an original receipt must be submitted with the expense report;

                           - names of the individuals entertained, their titles, and company affiliation;

                           - name and location of where the meal or event took place;

                           -        exact amount and date of the expense;

                           -        specific business topic discussed; and

                           - in the case of entertainment events, the time the discussion took place (i.e., before, during or after)


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


                           d.       Gratuities

                                    Reasonable tips are reimbursable as
                           determined by level of service and local custom. As a general rule, employees should not tip more than they would on a personal trip. All tips, other than those for meals (e.g., skycap, bellman, or housekeeping) should be reported separately on the expense report.

                                    Lavish or unreasonable gratuities as
                           determined by Company will not be reimbursed.

                           e.       Laundry and Valet Service

                                    Company will not reimburse for any laundry
                           or valet service.

                           f.       Telephone

                                    Business related phone and fax charges are
                           reimbursable. This includes calls to home while traveling on Company business. Good judgment should dictate the need, duration and number of calls. Company expects every individual to use good financial judgment when deciding how the calls should be made (e.g., credit card, cell phone, hotel or long distance).

                           g.       Other Reimbursable Expenses

                                    Agency will be reimbursed for the following miscellaneous expenses:

                                    -        air freight for Company business
                                             purposes;

                                    -        direct business office expenses
                                             (e.g., copies, faxes);

                                    -        overnight delivery of business
                                             materials;

                                    -        parking when at a location other
                                             than Agency site;

                                    -        seminar fees with prior company
                                             approval


                                    Agency will not be reimbursed for the
                                    following expenses:


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


                                    -        airline club membership dues;

                                    -        baby-sitting;

                                    -        barbers, hairdressers, and any
                                             other personal service;

                                    -        clothing;

                                    -        dry cleaning;

                                    -        charge card delinquency fees;

                                    -        commuting expenses between
                                             employees' residence and place of
                                             work, even if working overtime or
                                             scheduled day off;

                                    -        country club dues;

                                    -        excess baggage charges (unless it
                                             is business materials);

                                    -        expenses not supported by a voucher
                                             or receipt without adequate
                                             explanation;

                                    -        flight insurance;

                                    -        flowers, fruit baskets, cakes, etc.
                                             to fellow employee or their
                                             relative, when they are ill, have a
                                             birthday, have a baby, death in
                                             family, etc.;

                                    -        golf fees;

                                    -        gum, candy, cigarettes or
                                             toiletries;

                                    -        health club facility fees, saunas,
                                             massages;

                                    -        in flight telephone charges;

                                    -        loss or theft of personal property
                                             or funds;

                                    -        lost baggage;

                                    -        magazines, books, newspapers;

                                    -        mini bar refreshments and/or
                                             snacks;

                                    -        movies (including in flight and
                                             hotel in house movies);

                                    -        no show charges for hotel or car
                                             service;

                                    -        parking or traffic tickets;

                                    -        personal accident insurance;

                                    -        personal entertainment;

                                    -        pet care;

                                    -        post cards;

                                    -        rental car upgrades;

                                    -        shoeshine;

                                    -        souvenirs/personal gifts;

                                    -        travel companions' traveling costs

                                             Agency overhead costs

                           h.       Miscellaneous Expenses

                                    Any miscellaneous expense not mentioned
                                    above should be approved, prior to incurring the expense, by the Company. A clear explanation of the business purpose must be attached to the receipt or the IRS will disallow the deduction.

         4.       Expense Reporting

                  a.       Timing and submission

                           Agency Employees should include expense reimbursement reports with each invoice to Company for the expense.

                  b.       Approval Process

                           Expense reports submitted to Company for reimbursement will be reviewed (for reasonableness and policy compliance).

                           All expense reports are subject to audit for such things as:

                           -        accuracy;

                           -        approval signatures;

                           -        business purpose;

                           -        supporting documentation and receipts; and

                           -        policy compliance



                  c.       Documentation

                           All Agency or Agency Employee expenses must have the following information in order to be reimbursed for expenditures:

                           -        business purpose;

                           - names of individuals present, their titles, and Company name;

                           - name and location of where meal or event took place;

                           -        exact amount and date of each expense; and

                           - in the case of entertainment events, when the business discussion took place

                           The following documentation must be supplied:

                           - air/rail - original passenger coupon plus itinerary;

                           -        hotel - hotel folio plus charge card
                                    receipt;

                           - vehicle rental - vehicle rental agreement, charge card receipt, or express check out form;

                           - meals/entertainment - (expenses of $25 or more) charge card receipt or cash register receipt (no tear off stubs); and

                           - other expenses - (of $25 or more) original charge card or cash register receipts.

                           Original receipts must be submitted whenever possible. Photocopies will be accepted only with a detailed explanation as to why the original is not available.

IV.      Other

         A.       Group and Meeting Travel

                  Any assemblage of 10 or more people, Agency Employee and/or Company, to a common destination for a common purpose is considered a group. Every effort should be made to negotiate group discounts on such trips. This includes negotiating and contracting for guest rooms, meeting space, audio visual equipment, food functions, ground and air transportation, discounts, commissions and extra amenities, as well as auditing and processing all invoices.

V.       Policy Deviations

         Except where otherwise specified above, any deviations from this policy must be reviewed and approved by the appropriate Company Vice President or Marketing Director.

                                   Schedule F
                        CONFIDENTIAL DISCLOSURE AGREEMENT

                     (Insert copy of CDA in final agreement)

                        CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (hereinafter "Agreement') is made this 23rd day of July, 2001 by and between Endeavor Pharmaceuticals, Inc., a Delaware corporation, located at 127 Racine Drive, Wilmington, North Carolina 28403.(hereinafter "Endeavor"), and Accel Healthcare Communications, LLC., a Delaware limited liability company located at 25 West 43rd Street, New York, NY 10036 (hereinafter "Accel").

                                   WITNESSETH

         WHEREAS, Endeavor proposes to disclose certain proprietary and confidential information ("CONFIDENTIAL INFORMATION") to Accel as more fully defined below;

         WHEREAS, said CONFIDENTIAL INFORMATION is being disclosed for the sole and limited purpose of Accel performing certain services for and on behalf of Endeavor;

         WHEREAS, Accel has agreed to keep said CONFIDENTIAL INFORMATION secret and confidential during the term of this Agreement and to make no use of it whatsoever except as expressly authorized by Endeavor in writing.

         NOW THEREFORE, in consideration of the disclosure of CONFIDENTIAL INFORMATION to be provided pursuant to this Agreement and in consideration of the covenants set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do agree as follows;

         1. CONFIDENTIAL INFORMATION shall mean information relating to, without limitation, inventions, trade secrets, know-how, processes, methods of use, methodologies, analytical procedures, clinical procedures, clinical protocols, clinical results, compositions of matter, formulations, experimental results, raw material sources, patent applications, business plans, financial models, and/or marketing strategies whether written, electronic, graphic, oral, or physical samples and specimens, furnished or disclosed by Endeavor directly or indirectly to Accel with the exception only of the following:

         a) information that is now in the public domain or subsequently enters the public domain without fault on the part of Accel;

         b) information that is presently known to Accel from its own sources which Accel can demonstrate by written records; or

         c) information Accel lawfully receives from any third party not under any obligation to keep such information confidential.

         2. Accel agrees not to use CONFIDENTIAL INFORMATION for any purpose other than for Accel to perform certain services for and on behalf of Endeavor.

         3. Accel agrees that it will maintain in confidence all CONFIDENTIAL INFORMATION. In this regard, Accel agrees to disclose CONFIDENTIAL INFORMATION only to those of its officers and employees who are directly, concerned with the use and evaluation of the CONFIDENTIAL INFORMATION for the purpose specified above, and it shall take all necessary and reasonable precautions to prevent such CONFIDENTIAL INFORMATION from being disclosed to an unauthorized person, firm, or company. Prior to disclosing CONFIDENTIAL INFORMATION to its officers and employees, Accel shall advise said officers and employees of the confidential nature thereof, and shall take all necessary and reasonable precautions to prevent the unauthorized disclosure of the CONFIDENTIAL INFORMATION by such officers and employees, including requiring each such recipient to execute an appropriate Confidential Disclosure Agreement protecting Endeavor's Confidential Information.

         4. Accel further acknowledges that any violation of the provisions hereof may result in irreparable injury to Endeavor for which there is no adequate remedy at law, and Accel agrees that, in the event of any breach of the provisions hereof, Endeavor shall be entitled to injunctive relief in addition to any other remedy at law or in equity which may be available to Endeavor. The parties hereto also agree that any court proceeding arising out of a breach of the provisions hereof shall be brought in New Hanover County, North Carolina, and that the General Court of Justice, New Hanover County, North Carolina, shall have jurisdiction over any proceedings arising out of a breach of this Agreement.

         5. The obligations of Accel set forth in this Agreement shall continue for a period of seven (7) years from the date of the execution of this Agreement.

         6. This Agreement may only be changed by another written agreement signed by both of the parties hereto.

         7. This Agreement shall inure to the benefit of and be binding upon the undersigned parties, their respective legal successors and assigns.

         8. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, U.S.A.

         9. This Agreement shall be executed in duplicate originals with each party retaining one original for its records.

         IN WITNESS WHEREOF, Endeavor and Accel have each caused this instrument to be executed in its corporate name by a duly authorized officer.

ACCEL HEALTHCARE COMMUNICATIONS, LLC

By:      /s/ Risa Bernstein
         -----------------------------------
         Risa Bernstein

Title:   President
         -----------------------------------



ENDEAVOR PHARMACEUTICALS, INC.

By:      /s/ Kathleen Milligan
         ---------------------------
         Kathleen Milligan
         Vice President

INDEX


             1.     Agency Services
             2.     General Terms
             3.     Agency Compensation
             4.     Agency Reimbursement
             5.     Reimbursement Of Travel And Entertainment Costs
             6.     Changes Or Suspension Of Work
             7.     Additional Charges For Unscheduled Services
             8.     Temporary /Free-Lance Help
             9.     Term And Termination
            10      Indemnification And Insurance
            11.     Authorized Personnel
            12.     Audit And Accounting
            13.     Assignment
            14.     Notices
            15.     Company Business Practices
            16.     Miscellaneous Provisions

            Schedule A  Scope of Work
            Schedule B  Agency Staffing Plan
            Schedule C  Company Authorized Employees
            Schedule D  NOT USED
            Schedule E General Company Corporate Travel Guidelines Schedule F Confidential Disclosure Agreement


                                       41